EXHIBIT 4.1
UNIT PURCHASE AGREEMENT
     This Unit Purchase Agreement (this “Agreement”), dated as of February 20, 2007, is made by and among IDM Pharma, Inc., a Delaware corporation (the “Company”), and the Purchasers listed on Exhibit A (each, a “Purchaser” and collectively, the “Purchasers”).
Recitals:
     A. The Company desires to consummate a private placement of the Company’s Common Stock and warrants to purchase Common Stock on terms more fully set forth herein (the “Offering”).
     B. The Company and the Purchasers are executing and delivering this Agreement and conducting the Offering in reliance upon the exemption from securities registration afforded by Section 4(2) of the Securities Act and Rule 506 under Regulation D.
     C. The Purchasers desire to purchase and the Company desires to sell, upon the terms and conditions stated in this Agreement, a minimum of $11,500,000, up to a maximum of $15,000,000 of Common Stock and warrants to purchase Common Stock of the Company.
     D. The capitalized terms used herein and not otherwise defined have the meanings given them in Article 10 hereof.
AGREEMENT
     In consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Purchasers (severally and not jointly) hereby agree as follows:
ARTICLE 1
PURCHASE AND SALE OF UNITS
     1.1 Purchase and Sale of Units. At the Closing the Company will issue and sell to each Purchaser, and each Purchaser will, severally and not jointly, purchase from the Company the number of shares of Common Stock of the Company (the “Shares”) and warrants substantially in the form attached as Exhibit B (the “Warrants”) to purchase the number of shares of Common Stock set forth opposite such Purchaser’s name on Exhibit A (the Shares, Warrants and Warrant Shares referred to collectively as the “Units”). The purchase price for each Share shall be $2.82 (the “Share Purchase Price”). The purchase price for each Warrant shall be $0.022 (together with the Share Purchase Price, the “Purchase Price”). The exercise price for each Warrant Share shall be $3.243, subject to adjustment pursuant to the terms of Section 5 of the Warrant. The Warrants shall be exercisable during the period beginning on the Closing Date and ending five years from the Closing Date.

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     1.2 Payment. At the Closing, each Purchaser will pay the aggregate Purchase Price set forth opposite its name on Exhibit A hereof by wire transfer of immediately available funds in accordance with the Company’s wire instructions set forth on Exhibit C hereto. The Company will deliver to the Purchasers the Warrants and stock certificates representing the Shares against delivery of the aggregate Purchase Price within five business days of the Closing Date.
     1.3 Closing Date. The closing of the transaction contemplated by this Agreement (the “Closing”) will take place on or about February 20, 2007 (the “Closing Date”) and will be held at the offices of the Company or at such other place as the parties agree.
ARTICLE 2
PURCHASER’S REPRESENTATIONS AND WARRANTIES
     Each Purchaser represents and warrants to the Company as of the date of this Agreement and as of the Closing, severally and not jointly with respect to itself, himself or herself and its, his or her purchase hereunder, that:
     2.1 Investment Purpose. The Purchaser is purchasing the Units for its own account and not with a present view toward the public sale or distribution thereof.
     2.2 Accredited Purchaser Status. The Purchaser is an “accredited investor” as defined in Rule 501(a) of Regulation D. The Purchaser has executed and delivered the applicable portions of the Investor Questionnaire in the form of Exhibit D to the Company. The Purchaser hereby represents that, either by reason of the Purchaser’s business or financial experience, the Purchaser has the capacity to protect the Purchaser’s own interests in connection with the purchase of the Units. In addition, the Purchaser is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interest.
     2.3 Reliance on Exemptions. The Purchaser understands that the Units are being offered and sold to it in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and the Purchaser’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of the Purchaser to acquire the Units.
     2.4 Information. The Purchaser has been furnished with all relevant materials relating to the business, finances and operations of the Company necessary to make an investment decision, and materials relating to the offer and sale of the Units, that have been requested by the Purchaser, including, without limitation, the Company’s SEC Documents (as defined in Section 3.6). The Purchaser has been afforded the opportunity to ask questions of the Company.
     2.5 Acknowledgement of Risk. The Purchaser acknowledges and understands that its investment in the Units involves a significant degree of risk, including, without limitation, (i) the Company remains a development stage business with limited operating history and requires substantial funds in addition to the proceeds from the sale of the Units; (ii) an

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investment in the Company is speculative, and only Purchasers who can afford the loss of their entire investment should consider investing in the Company and the Units; (iii) the Purchaser may not be able to liquidate its investment; (iv) transferability of the Units is extremely limited; (v) in the event of a disposition of the Units, the Purchaser could sustain the loss of its entire investment; and (vi) the Company has not paid any dividends on its Common Stock since inception and does not anticipate the payment of dividends in the foreseeable future. Such risks are more fully set forth in the SEC Documents.
     2.6 Governmental Review. The Purchaser understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Units or an investment therein.
     2.7 Transfer or Resale. The Purchaser understands that:
          (a) neither the Units nor their component securities have been and, except with respect to the Shares and the Warrant Shares to the extent contemplated in Article 7 hereof, will not be registered under the Securities Act or any applicable state securities laws and, consequently, the Purchaser may have to bear the risk of owning the Units and/or their component securities for an indefinite period of time because the Units and/or their component securities may not be transferred unless (i) the resale of the Shares and the Warrant Shares is registered pursuant to an effective registration statement under the Securities Act, as contemplated in Article 7; (ii) the Purchaser has delivered to the Company an opinion of counsel (in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that the Units and/or their component securities to be sold or transferred may be sold or transferred pursuant to an exemption from such registration; or (iii) the Units and/or their component securities are sold or transferred pursuant to Rule 144;
          (b) any sale of the Units and/or their component securities made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and, if Rule 144 is not applicable, any resale of the Units and/or their component securities under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC thereunder; and
          (c) except as set forth in Article 7, neither the Company nor any other person is under any obligation to register the resale of the Shares, the Warrants or the Warrant Shares under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.
     2.8 Legends. The Purchaser understands that until such time as the Shares or the Warrant Shares may be sold pursuant to Rule 144(k) under the Securities Act, or are sold pursuant to an effective Registration Statement (as defined in Section 7.2) in compliance with the prospectus delivery requirements of the Securities Act and reasonably sufficient notice and confirmation of such sale are delivered to the Company, the certificates representing the Shares and the Warrant Shares will bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates for such Shares and Warrant Shares):

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     THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER APPLICABLE SECURITIES LAWS, OR UNLESS OFFERED, SOLD OR TRANSFERRED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS.
     2.9 Authorization; Enforcement. This Agreement has been duly and validly authorized, executed and delivered on behalf of the Purchaser and represents the valid and binding obligations of the Purchaser enforceable in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and the application of general principles of equity.
     2.10 Residency. The Purchaser is a resident of the jurisdiction set forth immediately below such Purchaser’s name on the signature pages hereto.
     2.11 No Short Sales. Between the time the Purchaser learned about the Offering and the public announcement of the Offering, the Purchaser has not engaged in any short sales or similar transactions with respect to the Common Stock, nor has the Purchaser, directly or indirectly, caused any person or entity to engage in any short sales or similar transactions with respect to the Common Stock.
     2.12 No Legal, Tax or Investment Advice. The Purchaser understands that nothing in this Agreement or any other materials presented to the Purchaser in connection with the purchase and sale of the Units constitutes legal, tax or investment advice. The Purchaser has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Units.
     2.13 Confidentiality. The Purchaser will hold in confidence all information concerning this Agreement and the placement of the Units hereunder until the earlier of such time as (a) the Company has made a public announcement concerning this Agreement and the placement of the Units hereunder or (b) this Agreement is terminated.
     2.14 Acknowledgements Regarding Placement Agent Fees and Manner of Offering and Sale. The Purchaser acknowledges that the Company may be required to pay certain placement agent fees to a certain third party and in an amount previously communicated to the Purchasers in connection with the Units being offered hereby. The Purchaser represents that (i) the Purchaser was contacted regarding the sale of the Units by the Company (or an authorized agent or representative thereof) with whom the Purchaser had a prior substantial pre-existing relationship and (ii) no Units were offered or sold to it by means of any form of general solicitation or general advertising, and in connection therewith the Purchaser did not: (A) receive or review any advertisement, article, notice or other communication published in a newspaper or magazine or similar media or broadcast over television or radio whether closed circuit, or generally available; or (B) attend any seminar meeting or industry investor conference whose attendees were invited by any general solicitation or general advertising.

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ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     The Company represents and warrants to the Purchasers as of the date of this Agreement and as of the Closing that:
     3.1 Organization and Qualification. Each of the Company and its Subsidiaries is an entity duly formed, validly existing and in good standing under the laws of the jurisdiction in which it was formed, with full power and authority (corporate and other) to own, lease, use and operate its properties and to carry on its business as and where now owned, leased, used, operated and conducted. Each of the Company and its Subsidiaries is duly qualified to do business and is in good standing in every jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect.
     3.2 Authorization; Enforcement. (i) The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement, to consummate the transactions contemplated hereby and to issue the Units in accordance with the terms hereof; (ii) the execution, delivery and performance of this Agreement by the Company and the consummation by it of the transactions contemplated hereby (including without limitation the issuance of the Units) have been duly authorized by the Company’s Board of Directors (the “Board”) (or a committee of the Board) and no further consent or authorization of the Company, the Board, or its stockholders is required; (iii) this Agreement has been duly executed by the Company; and (iv) this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, or moratorium or similar laws affecting the rights of creditors generally and the application of general principles of equity.
     3.3 Capitalization. The capitalization of the Company is as described in the Company’s SEC Documents (as defined in Section 3.6 below), subject to changes to such capitalization resulting from issuances of shares of Common Stock pursuant to the Company’s equity incentive plans, 2001 Employee Stock Purchase Plan, Employee Stock Purchase Plan for employees of IDM S.A., Option Liquidity Agreements, the Put/Call Agreements and outstanding Company warrants. All of such outstanding shares of capital stock have been duly authorized, validly issued, fully paid and nonassessable. No shares of capital stock of the Company, including the Units issuable pursuant to this Agreement, are subject to preemptive rights or any other similar rights of the stockholders of the Company or any liens or encumbrances imposed through the actions or failure to act of the Company. All of the issued and outstanding shares of capital stock of the Company and each of its Subsidiaries incorporated within in the United States were issued in compliance with applicable state and federal securities laws, and with respect to its foreign Subsidiaries, with applicable foreign securities laws. There are no (i) outstanding options, warrants, rights to subscribe for, puts, calls, rights of first refusal, agreements, understandings, claims or other commitments or rights of any character whatsoever relating to, or securities or rights convertible into, exercisable for, or exchangeable for any shares of capital stock of the Company, or arrangements by which the Company is or may become

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bound to issue additional shares of capital stock of the Company (excluding those rights that have been waived) other than (a) 2,133,296 shares reserved for issuance or subject to outstanding options under the Company’s equity incentive plans, (b) 41,643 shares reserved for issuance under the Company’s 2001 Employee Stock Purchase Plan, (c) 30,714 shares reserved for issuance under the IDM Employee Stock Purchase Plan for employees of Immuno-Designed Molecules, S.A., a société anonyme organized under the laws of France (“IDM S.A.”), (d) 380,815 shares reserved for issuance pursuant to the Option Liquidity Agreements between the Company and certain holders of IDM S.A. stock options, (e) 44,291 shares reserved pursuant to the Put/Call Agreements, dated on or about August 16, 2005, between the Company and certain IDM S.A. shareholders that hold such shares in a plan d’épargne en actions (the “Put/Call Agreements”), and (f) 211,882 shares reserved for issuance upon the exercise of the Company existing warrants; (ii) agreements or arrangements under which the Company is obligated to register the sale of any of its securities under the Securities Act (except as contemplated under Article 7) or the resale of its securities (except those obligations that have been complied with) and (iii) anti-dilution or price (exercise, conversion, reset, exchange or otherwise) adjustment provisions contained in any security issued by the Company (or in any agreement providing rights to security holders) that will be triggered by the issuance of the Units or the exercise of the Warrants. The Company has furnished or made available to the Purchasers true and correct copies of the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), as in effect on the date hereof, and the Company’s Amended and Restated Bylaws (the “Bylaws”) as in effect on the date hereof.
     3.4 Issuance of Units. The Shares, the Warrants and all of the shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”) are duly authorized and, upon issuance in accordance with the terms of this Agreement and, as applicable, the Warrants, the Shares and the Warrant Shares, will be validly issued, fully paid and non-assessable, free from all taxes, liens, claims, encumbrances and charges with respect to the issue thereof, and will not be subject to preemptive rights or other similar rights of stockholders of the Company.
3.5 No Conflicts; No Violation.
          (a) The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby (including, without limitation, the issuance of the Units) will not (i) conflict with or result in a violation of any provision of its Certificate of Incorporation or Bylaws, (ii) violate or conflict with, or result in a breach of any provision of, or constitute a default (or an event which with notice or lapse of time or both could become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture, or instrument to which the Company is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including United States federal and state securities laws and regulations and regulations of any self-regulatory organizations to which the Company or its securities are subject) applicable to the Company, except for such conflicts, breaches, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect.
          (b) The Company is not in violation of its Certificate of Incorporation or Bylaws and the Company is not in default under any agreement, indenture or instrument to

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which the Company is a party or by which any property or assets of the Company is bound or affected, except as described in Section 3.17 and for possible defaults as would not, individually or in the aggregate, have a Material Adverse Effect.
          (c) The Company is not conducting its business in violation of any law, ordinance or regulation of any governmental entity, the failure to comply with which would, individually or in the aggregate, have a Material Adverse Effect.
          (d) The Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency or any regulatory or self regulatory agency (other than a Notification of Listing of Additional Shares with Nasdaq) in order for it to execute, deliver or perform any of its obligations under this Agreement in accordance with the terms hereof, or to issue and sell the Units in accordance with the terms hereof other than such as have been made or obtained, and except for any filings required to be made under federal or state securities laws. Except as indicated in the preceding sentence, all consents, authorizations, orders, filings and registrations that the Company is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the Closing Date.
     3.6 SEC Documents, Financial Statements. The Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC during the twelve (12) months preceding the date of this Agreement, pursuant to the reporting requirements of the Exchange Act (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents (other than exhibits) incorporated by reference therein, being hereinafter referred to herein as the “SEC Documents”) except for certain forms the Company files on behalf of certain of its officers and directors required to be filed pursuant to Section 16 of the Exchange Act. Each Purchaser has had access to true and complete copies of the SEC Documents. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no unresolved staff comments on such SEC Documents. As of their respective dates, the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with accounting principles generally accepted in the United States, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company and its Subsidiaries as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the financial statements included in the SEC Documents, each of the Company and its Subsidiaries has no liabilities, contingent or otherwise, other than liabilities incurred in the ordinary course of business

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subsequent to September 30, 2006, and liabilities of the type not required under generally accepted accounting principles to be reflected in such financial statements. Such liabilities incurred subsequent to September 30, 2006, are not, in the aggregate, material to the financial condition or operating results of the Company or its Subsidiaries.
     3.7 Absence of Litigation. There is no action, suit, claim, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its officers or directors acting as such that if determined adversely to the Company could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     3.8 Intellectual Property Rights. The Company and its Subsidiaries own, or possess licenses or sufficient rights to use, all patents, patent applications, patent rights, inventions, know-how, trade secrets, trademarks, trademark applications, service marks, service names, trade names and copyrights necessary to enable it to conduct its business as now operated and as proposed to be operated as described in the SEC Documents (the “Intellectual Property”), except where the failure to currently own or possess such rights could not reasonably be expected to have a Material Adverse Effect. To the Company’s knowledge, all Intellectual Property of the Company and its Subsidiaries is currently in compliance with all legal requirements (including timely filings, proofs and payments of fees) and the Company’s and its Subsidiaries’ registered patents, registered trademarks and registered copyrights are valid and enforceable. Except as set forth in the SEC Documents, there are no material options, licenses or agreements relating to the Intellectual Property, nor is the Company or its Subsidiaries bound by or a party to any material options, licenses or agreements relating to the patents, patent applications, patent rights, inventions, know-how, trade secrets, trademarks, trademark applications, service marks, service names, trade names or copyrights of any other person or entity. All such options, licenses or agreements are valid and binding obligations of the Company or its Subsidiaries, and to the Company’s knowledge, the other parties thereto, enforceable in accordance with their terms. Neither the Company nor any of its Subsidiaries, nor to the Company’s knowledge, any of the other parties thereto, is in material violation, breach or default of any such options, licenses or agreements. Except as disclosed in the SEC Documents, there is no claim or action or proceeding pending or, to the Company’s knowledge, threatened that challenges the right of the Company with respect to any Intellectual Property. Except as described in the SEC Documents, to the Company’s knowledge, the conduct of the Company’s and its Subsidiaries’ businesses as now operated and as proposed to be operated as described in the SEC Documents does not infringe or otherwise impair or conflict with (collectively, “Infringe”) any Intellectual Property rights of any third party or any confidentiality obligation owed to a third party except where the infringement, impairment or conflict could not reasonably be expected to have a Material Adverse Effect and, to the Company’s knowledge, the Intellectual Property and confidential information of the Company and its Subsidiaries which are necessary for the conduct of Company’s and each of its Subsidiaries’ respective businesses as now operated and as proposed to be operated as described in the SEC Documents are not being Infringed by any third party.
     3.9 Tax Status. Each of the Company and its Subsidiaries has timely made or filed all federal, state and foreign income and all other tax returns, reports and declarations required

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by any jurisdiction to which it is subject (unless and only to the extent that the Company or its Subsidiaries has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes) and has timely paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith, and has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. To the Company’s knowledge, there are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction. Neither the Company nor any of its Subsidiaries has executed a waiver with respect to the statute of limitations relating to the assessment or collection of any foreign, federal, state or local tax. None of the Company’s or its Subsidiaries’ tax returns is presently being audited by any taxing authority.
     3.10 Environmental Laws. Each of the Company and its Subsidiaries (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants to which it is subject (“Environmental Laws”), (ii) has received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct its business and (iii) is in compliance with all terms and conditions of any such permit, license or approval where, in each of the three foregoing clauses, the failure to so comply would have, individually or in the aggregate, a Material Adverse Effect.
     3.11 Placement Agent. The Company has taken no action that would give rise to any claim by any person for brokerage commissions, placement agent’s fees or similar payments relating to this Agreement or the transactions contemplated hereby, except for dealings with the third party described in Section 2.14, whose commissions and fees, as applicable, may be required to be paid by the Company.
     3.12 Employment Matters. The Company is in compliance with all federal, state, local and foreign laws and regulations respecting employment and employment practices, terms and conditions of employment and wages and hours except where failure to be in compliance would not have a Material Adverse Effect. The Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the Company’s knowledge, has sought to represent any of the employees, representatives or agents of the Company. There is no strike or other labor dispute involving the Company pending, or to the Company’s knowledge, threatened, that could have a Material Adverse Effect nor is the Company aware of any labor organization activity involving its employees. The Company is not aware that any officer or key employee intends to terminate his or her employment with the Company, nor does the Company have a present intention to terminate the employment of any officer or key employee. Each employee, consultant and contractor of the Company or any of its Subsidiaries who has had access to confidential information which is necessary for the conduct of the Company’s and each of its Subsidiaries’ respective businesses as now operated and as proposed to be operated as described in the SEC Documents has executed an agreement to maintain the confidentiality of such confidential information and has executed appropriate agreements that are substantially consistent with the Company’s or its Subsidiaries’

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standard forms thereof. Each employee of the Company or any of its Subsidiaries has assigned to the Company all rights to Intellectual Property necessary for the conduct of the Company’s and each of its Subsidiaries’ respective businesses as now operated and as proposed to be operated as described in the SEC Documents.
     3.13 Subsidiaries. IDM S.A. is a majority owned subsidiary of the Company. IDM, Inc., a Delaware corporation, and IDM-Biotech Ltd., a Canadian company, are both wholly owned subsidiaries of IDM S.A. (together, with IDM S.A., the “Subsidiaries”). Except for the Subsidiaries, the Company does not presently own or control, directly or indirectly, any interest in any other corporation, association, joint venture, partnership or other business entity and the Company is not a direct or indirect participant in any joint venture or partnership.
     3.14 No Conflict of Interest. The Company is not indebted, directly or indirectly, to any of its officers or directors or to their respective spouses or children, in any amount whatsoever other than in connection with expenses or advances of expenses incurred in the ordinary course of business or relocation expenses of employees. None of the Company’s officers, directors or employees, or any members of their immediate families, are directly, or indirectly, indebted to the Company (other than as described in the SEC Documents) or, to the Company’s knowledge, have any direct or indirect ownership interest in any entity with which the Company is affiliated (other than affiliations resulting solely from ownership of Common Stock of the Company) or with which the Company has a business relationship, or any entity which competes with the Company, except that officers, directors, employees and/or stockholders of the Company may own stock in any publicly traded company that may compete with the Company. To the Company’s knowledge, none of the Company’s officers, directors or employees or any members of their immediate families are, directly or indirectly, interested in any material contract with the Company. The Company is not a guarantor or indemnitor of any indebtedness of any other person or entity.
     3.15 S-3 Status. The Company currently meets the “registrant eligibility” requirements set forth in the general instructions to Form S-3 to enable the registration of the resale of the Registrable Securities; provided, however, that the Company does not currently meet the requirements for a primary offering.
     3.16 No Registration. Assuming the accuracy of the representations and warranties made by, and compliance with the covenants of, the Purchasers in Article 2 hereof, no registration of the Units under the Securities Act is required in connection with the offer and sale of the Units by the Company to the Purchasers as contemplated by this Agreement. There are no circumstances that would cause this Offering to be integrated with prior offerings by the Company for purposes of the Securities Act, or any applicable stockholder approval provisions, including without limitation under the rules and regulations of Nasdaq, nor will the Company take any action or steps that would cause the offering of the Units to be integrated with other offerings.
     3.17 Nasdaq Compliance. The Company’s Common Stock is registered pursuant to Section 12(g) of the Exchange Act and is listed on Nasdaq, and the Company has taken no action designed to, or which is reasonably likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from Nasdaq. The

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Company is in, and has no reason to believe that it will not in the foreseeable future continue to be in, compliance with Nasdaq listing and maintenance requirements; provided, however, that the Company is not in compliance with the stockholders’ equity requirement for continued listing on Nasdaq set forth in NASD Rule 4450(a)(3). The sale and issuance of the Units does not require stockholder approval, including, without limitation, pursuant to the Nasdaq Marketplace Rules.
     3.18 No Manipulation of Stock. The Company has not taken and will not, in violation of applicable law, take any action outside the ordinary course of business designated to or that might reasonably be expected to cause or result in unlawful manipulation of the price of the Common Stock to facilitate the sale or resale of the Units.
     3.19 Listing. The Company shall comply with all requirements of the National Association of Securities Dealers, Inc. (the “NASD”) with respect to the issuance of the Shares and the listing of the Registrable Securities on Nasdaq.
     3.20 Use of Proceeds. The Company intends to use the net proceeds from the sale of the Units for working capital and general corporate purposes. The Company may also use a portion of the proceeds (expected to be approximately $135,000, assuming a purchase price of approximately $3.00 per share) to purchase ordinary shares of IDM S.A., equivalent to up to 44,291 shares of Common Stock of the Company, held by certain individual shareholders in a plan d’épargne en actions subject to the terms of the Put/Call Agreements.
     3.21 Internal Controls. Except as described in the SEC Documents: the Company is in material compliance with the provisions of the Sarbanes-Oxley Act of 2002 currently applicable to the Company; the Company and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and, the Company has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the Company and designed such disclosure controls and procedures to ensure that material information relating to the Company, including its Subsidiaries, is made known to the certifying officers by others within those entities, particularly during the period in which the Company’s most recently filed period report under the Exchange Act, as the case may be, is being prepared. The Company’s certifying officers have evaluated the effectiveness of the Company’s controls and procedures as of the end of the period covered by the most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”). The Company presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no significant changes in the Company’s internal controls (as such term is defined in Item 307(b) of Regulation S-K) or, to the Company’s knowledge, in other factors that could significantly adversely affect the Company’s internal controls. The Company maintains and will continue to maintain a standard system of accounting established

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and administered in accordance with GAAP and the applicable requirements of the Exchange Act.
     3.22 Disclosures. Neither the Company nor any person or entity acting on its behalf has provided the Purchasers or their agents or counsel with any information that constitutes or might constitute material, non-public information. The written materials delivered to the Purchasers in connection with the transactions contemplated by the Transaction Documents do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.
     3.23 FDA Matters. The Company has not received any notice or other communication from the United States Food and Drug Administration (“FDA”) indicating that the FDA will ultimately prohibit the marketing, sale, license or use in the United States of any product currently being developed, produced or marketed by the Company (“Product”), or that the FDA will materially delay approval of marketing and sale of the Product in the United States. The Company has not received any notice or other communication from the FDA or any other federal, state or foreign governmental entity alleging any violation by the Company of any law, regulation or other legal provision applicable to a Product. Each Product of the Company is, to its knowledge, being researched, developed, manufactured, tested, distributed and/or marketed in compliance in all material respects with all applicable requirements under the Federal Food, Drug and Cosmetic Act and the regulations thereunder and similar laws and regulations applicable to such Product.
     3.24 Option Matters. Each option or other right to acquire Common Stock or other equity of the Company (i) has an exercise price at least equal to the fair market value of the underlying equity as of the date such option or other right was granted in all material respects in accordance with all governing documents and in compliance with all applicable law, (ii) has no feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such Company option or other right and (iii) has a grant date represented for each option that is the date the option would be considered granted for tax, corporate law and under generally accepted accounting principles.
     3.25 No Changes. Since September 30, 2006, except as identified and described in the SEC Documents, there has not been (i) any material adverse change in the financial condition, earnings or earnings prospects of the Company or its Subsidiaries (except as described in Section 3.17 and as a result of the Company’s use of cash in the ordinary course of business and need to secure financing for its ongoing operations), (ii) any material adverse event resulting in a Material Adverse Effect for the Company or its Subsidiaries, (iii) any obligation, direct or contingent, that is material to the Company or its Subsidiaries, incurred by the Company or its Subsidiaries, except obligations incurred in the ordinary course of business, (iv) any dividend or distribution of any kind declared, paid or made on the capital stock of the Company or its Subsidiaries, or (v) any loss or damage (whether or not insured) to the property of the Company or its Subsidiaries which has been sustained which has had or could reasonably be expected to have a Material Adverse Effect.

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     3.26 Foreign Corrupt Practices. Neither the Company nor its Subsidiaries, nor to the knowledge of the Company, any agent or other person acting on behalf of the Company or its Subsidiaries, has (i) directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company or its Subsidiaries (or made by any person acting on its behalf of which the Company or its Subsidiaries is aware) which is in violation of law, or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.
ARTICLE 4
COVENANTS
     4.1 Reporting Status. During the Registration Period (as defined in Section 7.5(a)), the Company will timely file all documents with the SEC, and the Company will not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would permit such termination.
     4.2 Expenses. The Company and each Purchaser is liable for, and will pay, its own expenses incurred in connection with the negotiation, preparation, execution and delivery of this Agreement, including, without limitation, attorneys’ and consultants’ fees and expenses; provided, however, that the Company shall, at the Closing, reimburse the reasonable fees and expenses of the Purchasers (including, without limitation, attorneys’ and consultants’ fees and expenses) in an amount not to exceed Fifty Thousand Dollars ($50,000).
     4.3 Nasdaq Listing. The Company will use commercially reasonable efforts to continue the listing and trading of its Common Stock on Nasdaq and, in accordance, therewith, will use commercially reasonable efforts to comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules of such market or exchange, as applicable.
     4.4 Financial Information. The financial statements of the Company to be included in any documents filed with the SEC will be prepared in accordance with accounting principles generally accepted in the United States, consistently applied, and will fairly present in all material respects the consolidated financial position of the Company and results of its operations and cash flows as of, and for the periods covered by, such financial statements (subject, in the case of unaudited statements, to normal year-end audit adjustments).
     4.5 Compliance with Law. As long as a Purchaser owns any of the Units, the Company will conduct its business in compliance with all applicable laws, rules and regulations of the jurisdictions in which it is conducting business (including, without limitation, all applicable local, state and federal environmental laws and regulations), the failure to comply with which would have a Material Adverse Effect.
     4.6 Reservation of Stock. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of providing

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for the exercise of the Warrants, such number of shares of Common Stock as shall from time to time equal the number of shares sufficient to permit the exercise of the Warrants issued pursuant to this Agreement in accordance with their respective terms.
     4.7 Sales by Purchasers. Each Purchaser will sell any Units (and components thereof) held by it in compliance with applicable prospectus delivery requirements, if any, or otherwise in compliance with the requirements for an exemption from registration under the Securities Act and the rules and regulations promulgated thereunder. No Purchaser will make any sale, transfer or other disposition of the Units (or components thereof) in violation of federal or state securities laws. Whenever the Company is required to cause unlegended certificates to replace previously issued legended certificates, if unlegended certificates are not delivered to a Purchaser within three (3) Business Days of submission by that Purchaser of legended certificate(s) to the Company’s transfer agent together with a representation letter in customary form reasonably acceptable to the transfer agent, the Company shall be liable to the Purchaser for liquidated damages in an amount equal to one-thirtieth (1/30) of 1.5% of the aggregate Purchase Price of the Shares and Warrant Shares evidenced by such certificate(s) for each day beyond such three (3) Business Days that the unlegended certificates have not been so delivered (the “Delivery Penalty”). The Company shall deliver said cash payment to the Purchaser by the fifth Business Day after the end of such period. The Purchasers agree that to the extent it is finally adjudicated by a court of competent jurisdiction or another alternative dispute resolution proceeding acceptable to the parties that the Purchasers are entitled to payments from the Company with respect to any actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities, damages, or expenses arising in connection with this Section 4.7, the amount of such payments shall be offset by the amount of any previous Delivery Penalty paid by the Company.
     4.8 Purchaser Lockups. For a period beginning on the Closing Date and ending 90 days after the Closing Date, each Purchaser will not, directly or indirectly, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, make any short sale or otherwise dispose of or transfer any Units (or components thereof), or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any Units (or components thereof), whether any such swap or transaction is to be settled by delivery of Units (or components thereof) or other securities, in cash or otherwise (each of the above actions referred to herein as a “Disposition”). The foregoing restriction is expressly intended to preclude each Purchaser from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of any Purchaser’s Units (or components thereof) even if such securities would be disposed of by someone other than Purchaser. Such prohibited hedging or other transaction would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of Purchaser’s Units (or components thereof) or with respect to any security that includes, relates to, or derives any significant part of its value from such Units (or components thereof).
     4.9 Share Certificates. The Company shall use commercially reasonable efforts to cause its transfer agent to issue certificates representing the Shares in the names of the Purchasers or their designees within five (5) Business Days of the Closing. For the avoidance of

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doubt, the transfer agent’s failure to deliver the certificates representing the Shares within such five (5) Business Days shall not give rise to any Delivery Penalty.
ARTICLE 5
PURCHASER CLOSING CONDITIONS
     The obligations of each Purchaser to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver of each of the following conditions:
     5.1 Legal Opinion. The Company’s counsel shall have delivered a legal opinion to each Purchaser in substantially the form set forth as Exhibit E.
     5.2 Hart-Scott-Rodino Act. The Company shall have made all necessary filings, if any, required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     5.3 Board Approval. The Board (or a duly authorized committee of the Board) shall have approved this Agreement and all transactions and actions contemplated hereby.
     5.4 Aggregate Investment. The Company shall have received funds at the Closing for an aggregate investment amount equal to or exceeding $11,500,000.
     5.5 Representations and Warranties. The representations and warranties made by the Company in Section 3 hereof qualified as to materiality shall be true and correct at all times prior to and as of the Closing, except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date, and, the representations and warranties made by the Company in Section 3 hereof not qualified as to materiality shall be true and correct in all material respects at all times prior to and as of the Closing, except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such earlier date. The Company shall have performed in all material respects all obligations and conditions herein required to be performed or observed by it on or prior to the Closing.
     5.6 Consents. The Company shall have obtained any and all consents, permits, approvals, registrations and waivers necessary or appropriate for consummation of the purchase and sale of the Units and the consummation of the other transactions contemplated by this Agreement to be consummated on or prior to the Closing, all of which shall be in full force and effect.
     5.7 No Judgments. No judgment, writ, order, injunction, award or decree of or by any court, or judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any governmental authority, shall have been issued, and no action or proceeding shall have been instituted by any governmental authority, enjoining or preventing the consummation of the transactions contemplated hereby.

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     5.8 Stop Orders. No stop order or suspension of trading shall have been imposed by Nasdaq, the SEC or any other governmental or regulatory body with respect to public trading in the Company’s Common Stock.
     5.9 Certifications. The Company shall have delivered a Certificate, executed on behalf of the Company by its Chief Executive Officer or its Chief Financial Officer, dated as of the Closing, certifying to the fulfillment of the conditions specified in Sections 5.3 through 5.8. The Company shall have delivered a Certificate, executed on behalf of the Company by its Secretary, dated as of the Closing, certifying the resolutions adopted by the Board of Directors of the Company approving the transactions contemplated by this Agreement, certifying the current versions of the Certificate of Incorporation and Bylaws of the Company and certifying as to the signatures and authority of persons signing this Agreement and related documents on behalf of the Company.
ARTICLE 6
COMPANY CLOSING CONDITIONS
     The obligations of the Company to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver of each of the following conditions:
     6.1 Receipt of Funds. The Company shall have received immediately available funds in the full amount of the Purchase Price as set forth opposite each Purchaser’s name on Exhibit A hereto.
ARTICLE 7
REGISTRATION RIGHTS
     7.1 As used in this Article 7, the following terms shall have the following meanings:
          (a) “Business Day” means a day Monday through Friday on which banks are generally open for business in the State of California.
          (b) “Filing Date” has the meaning set forth in Section 7.2.
          (c) “Final Prospectus” has the meaning set forth in Section 7.7(a).
          (d) “Holders” means any Purchaser holding Registrable Securities or any person to whom the rights under Article 7 have been transferred in accordance with Section 7.10 hereof.
          (e) “Indemnified Party” has the meaning set forth in Section 7.7(c).
          (f) “Indemnifying Party” has the meaning set forth in Section 7.7(c).

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           (g) “Person” means any person, individual, corporation, limited liability company, partnership, trust or other nongovernmental entity or any governmental agency, court, authority or other body (whether foreign, federal, state, local or otherwise).
          (h) The terms “register,” “registered” and “registration” refer to the registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.
          (i) “Registrable Securities” means (i) the Shares and (ii) the Warrant Shares; provided, however, that securities shall only be treated as Registrable Securities if and only for so long as they (A) have not been disposed of pursuant to a registration statement declared effective by the SEC, (B) have not been sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act so that all transfer restrictions and restrictive legends with respect thereto are removed upon the consummation of such sale or (C) are held by a Holder.
          (j) “Registration End Date” means the earliest of the following: (i) such time as all of the Registrable Securities are sold, (ii) the second anniversary of the date the Registration Statement filed in accordance with Section 7.2 hereof is first declared effective, or (iii) the date all Registrable Securities may be sold under Rule 144 during any 90 day period.
          (k) “Registration Expenses” means all expenses (other than Selling Expenses) incurred by the Company in complying with Section 7.2 hereof, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and expenses of counsel for the Company, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration.
          (l) “Registration Statement” has the meaning set forth in Section 7.2.
          (m) “Registration Period” has the meaning set forth in Section 7.5(a).
          (n) “Selling Expenses” means all underwriting discounts and selling commissions applicable to the sale of Registrable Securities and all fees and expenses of legal counsel for any Holder.
     7.2 As soon as reasonably practicable, but in no event later than 30 days after the Closing Date (the “Filing Date”), the Company shall file a registration statement covering the resale of the Registrable Securities on a Form S-3 Registration Statement (the “Registration Statement”) with the SEC and effect the registration, qualifications or compliances (including, without limitation, the execution of any required undertaking to file post-effective amendments, appropriate qualifications or exemptions under applicable blue sky or other state securities laws and appropriate compliance with applicable securities laws, requirements or regulations) as promptly as practicable after the filing thereof, but in any event on or before the date which is 90 days after the Closing Date. The Company shall not be obligated to enter into any underwriting agreement for the sale of any of the Registrable Securities pursuant to this Section 7.2. The Company shall supply legal counsel selected by the Purchasers with one (1) copy of each Registration Statement filed pursuant to this Article 7 prior to filing with the Commission to afford counsel a reasonable opportunity to review and comment upon such Registration

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Statement. The Company shall reasonably cooperate with such legal counsel in performing the Company’s obligations under this Article 7.
     7.3 All Registration Expenses incurred in connection with any registration, qualification, exemption or compliance pursuant to Section 7.2 shall be borne by the Company. All Selling Expenses relating to the sale of securities registered by or on behalf of Holders shall be borne by such Holders pro rata on the basis of the number of securities so registered, provided that that the Company will pay the reasonable fees and expenses of one counsel to the selling Purchasers, not to exceed $15,000, in connection with each registration pursuant to Section 7.2.
     7.4 The Company further agrees that, in the event that the Registration Statement to be filed under Section 7.2 hereof (i) has not been filed with the SEC within 30 days after the Closing Date, (ii) has not been declared effective by the SEC within 90 days after the Closing Date, provided however, that such 90 day period shall be extended by up to 60 additional days if such delay in effectiveness is due to a determination by the SEC not to declare the Registration Statement effective, and such determination does not directly result from the Company’s failure to promptly respond to any SEC comments to the Registration Statement or the Company’s failure to act on any other matter that is within the Company’s sole control, (iii) has not been declared effective by the SEC within 5 days after the Company or its counsel is notified by the SEC that (A) the SEC will not review the Registration Statement or (B) the Company has addressed all comments and questions posed by the SEC staff with respect to the SEC’s review of the Registration Statement to the satisfaction of the SEC staff, (iv) after being declared effective by the SEC, ceases thereafter to be current, effective and available to the Purchasers for use in the lawful resale of the Registrable Securities, through no fault of the Company or election thereby to suspend the effectiveness of the Registration Statement pursuant to Section 7.8(b), for any consecutive 10-day period or for 30 days within any 365-day period, provided however, that any one or more days during which the use of the Registration Statement is suspended pursuant to and in accordance with Section 7.8(b) shall not be counted for purposes of calculating the foregoing consecutive 10-day period or 30 days within any 365-day period, provided further, however, that it is understood that the Company shall not be entitled to rely on an Allowed Delay in Section 7.8(b) and this Section 7.4(iv) in a cumulative manner for any event or circumstance or series of related events or circumstances to extend the period during which penalties are not assessed on the Company, (v) after being declared effective by the SEC, ceases thereafter to be current, effective and available to the Purchasers for more than the 20-day period allowed pursuant to Section 7.8(b), or (vi) is declared effective by the SEC, and the Holders thereafter have resold Registrable Securities pursuant to the Registration Statement in compliance with the prospectus delivery requirements of the Securities Act and provided reasonably sufficient confirmation of such sale to the Company, and the Company shall fail to deliver to the applicable Holders or their authorized representatives unlegended stock certificates within 3 Business Days of the Company’s receipt of confirmation of such sale (each such event referred to in clauses (i) through (vi), a “Registration Default”), then the Company shall pay to each Purchaser 1.5% of the Share Purchase Price of such Purchaser’s Units that are still outstanding and held by such Purchaser (a “Penalty”), for each 30 day period (or portion thereof) during which the Registration Default remains uncured. The Company shall deliver said cash payment to the Purchaser by the fifth Business Day after the end of such period. Notwithstanding the foregoing, no Registration Default shall be deemed to occur with respect to the Company’s responsibilities hereunder to a Holder and no Penalty shall be paid by the Company hereunder to such Holder if

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the failure by the Company to meet the deadlines set forth in this Section 7.4 results from the failure of such Holder to provide the Company with the information required by Section 7.8(c) herein in a reasonably timely manner. For the avoidance of doubt, and notwithstanding any other provision of this Agreement to the contrary, in no event shall the total amount of any and all Penalties payable by the Company to any Purchaser pursuant to this Section 7.4, exceed 12% of the aggregate Purchase Price attributable to the Units outstanding and held by such Purchaser hereunder for each 365 day period following the Closing Date. The Purchasers agree that to the extent it is finally adjudicated by a court of competent jurisdiction or another alternative dispute resolution proceeding acceptable to the parties that the Purchasers are entitled to payments from the Company with respect to any actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities, damages, or expenses arising in connection with this Section 7.4, the amount of such payments shall be offset by the amount of any previous Penalty paid by the Company.
     7.5 In the case of the registration, qualification, exemption or compliance effected by the Company pursuant to this Agreement, the Company shall, upon reasonable written request, inform each Holder as to the status of such registration, qualification, exemption and compliance. At its expense the Company shall:
          (a) use its best efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which the Company determines to obtain, continuously effective until the Registration End Date, subject to Section 7.8; provided, however, that in the event that the Company suspends the effectiveness of a registration pursuant to Section 7.8(b) hereof, the applicable time period during which the Registration Statement is to remain effective shall be extended by a period of time equal to the duration of the period of such suspension. The period of time during which the Company is required hereunder to keep the Registration Statement effective is referred to herein as the “Registration Period.”
          (b) advise the Holders within five Business Days:
               (i) when the Registration Statement or any amendment thereto has been filed with the SEC and when the Registration Statement or any post-effective amendment thereto has become effective;
               (ii) of any request by the SEC for amendments or supplements to the Registration Statement or the prospectus included therein or for additional information;
               (iii) of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for such purpose;
               (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and
               (v) of the occurrence of any event that requires the making of any changes in the Registration Statement or the prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of the prospectus, in the light of the circumstances under which they were made) not misleading;

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          (c) use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement at the earliest possible time;
          (d) promptly furnish to each Holder, without charge, at least one copy of such Registration Statement and any post-effective amendment thereto, including financial statements and schedules, and, if the Holder so requests in writing, all exhibits in the form filed with the SEC;
          (e) during the Registration Period, promptly deliver to each Holder, without charge, as many copies of the prospectus included in such Registration Statement and any amendment or supplement thereto as such Holder may reasonably request; and the Company consents to the use, consistent with the provisions hereof and thereof, of the prospectus or any amendment or supplement thereto by each of the selling Holders of Registrable Securities in connection with the offering and sale of the Registrable Securities covered by the prospectus or any amendment or supplement thereto. In addition, upon the reasonable request of the Holder and subject in all cases to confidentiality protections reasonably acceptable to the Company, the Company will meet with a Holder or a representative thereof at the Company’s headquarters to discuss all information relevant for disclosure in the Registration Statement covering the Registrable Securities, and will otherwise cooperate with any Holder conducting an investigation for the purpose of reducing or eliminating such Holder’s exposure to liability under the Securities Act, including the reasonable production of information at the Company’s headquarters;
          (f) during the Registration Period, promptly deliver to each Holder, without charge, (i) as soon as practicable (but in the case of the annual report of the Company to its stockholders, within 120 days after the end of each fiscal year of the Company) one copy of the following documents, other than those documents available via EDGAR: (A) its annual report to its stockholders, if any (which annual report shall contain financial statements audited in accordance with generally accepted accounting principles in the United States of America by a firm of certified public accountants of recognized standing); (B) if not included in substance in its annual report to stockholders, its annual report on Form 10-K (or similar form); (C) each of its quarterly reports to its stockholders, and, if not included in substance in its quarterly reports to stockholders, its quarterly report on Form 10-Q (or similar form), and (D) a copy of the full Registration Statement (the foregoing, in each case, excluding exhibits); and (ii) upon reasonable request, all exhibits excluded by the parenthetical to the immediately preceding clause (D), and all other information that is generally available to the public;
          (g) prior to any public offering of Registrable Securities pursuant to any Registration Statement, promptly take such actions as may be necessary to register or qualify or obtain an exemption for offer and sale under the securities or blue sky laws of such jurisdictions as any such Holders reasonably request in writing, provided that the Company shall not for any such purpose be required to qualify generally to transact business as a foreign corporation in any jurisdiction where it is not so qualified or to consent to general service of process in any such jurisdiction, and do any and all other acts or things reasonably necessary or advisable to enable the offer and sale in such jurisdictions of the Registrable Securities covered by such Registration Statement;

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          (h) upon the occurrence of any event contemplated by Section 7.5(b)(v) above, the Company shall use its commercially reasonable efforts to promptly prepare a post-effective amendment to the Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Securities included therein, the prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;
          (i) otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the SEC which could affect the sale of the Registrable Securities;
          (j) use its commercially reasonable efforts to cause all Registrable Securities to be listed on each securities exchange or market, if any, on which equity securities issued by the Company have been listed; and
          (k) use its commercially reasonable efforts to take all other steps necessary to effect the registration of the Registrable Securities contemplated hereby and to enable the Holders to sell Registrable Securities under Rule 144.
     7.6 The Holders shall have no right to take any action to restrain, enjoin or otherwise delay any registration pursuant to Section 7.2 hereof as a result of any controversy that may arise with respect to the interpretation or implementation of this Agreement.
     7.7 (a) To the extent permitted by law, the Company shall indemnify each Holder and each person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which any registration that has been effected pursuant to this Agreement, against all claims, losses, damages and liabilities (or action in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened (subject to Section 7.7(c) below), arising out of or based on (i) any untrue statement (or alleged untrue statement) of a material fact contained in the Registration Statement, prospectus, any amendment or supplement thereof, or other document incident to any such registration, qualification or compliance or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in light of the circumstances in which they were made, (ii) any violation by the Company of the Securities Act, any other securities law, including any state securities law, or any rule or regulation thereunder relating to the offer or sale of the Units, or (iii) any failure by the Company to fulfill any undertaking included in the Registration Statement as amended at the time of effectiveness, and will reimburse each Holder and each person controlling such Holder, for reasonable legal and other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action as incurred; provided that the Company will not be liable in any such case to the extent that any untrue statement or omission or allegation thereof is made in reliance upon and in conformity with written information furnished to the Company by or on behalf of such Holder and stated to be specifically for use in preparation of such Registration Statement, prospectus, any amendment or supplement thereof, or other document incident to any such registration, qualification or compliance; provided further, that the Company will not be liable in any such case where the claim, loss, damage or

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liability arises out of or is related to the failure of the Holder to comply with the covenants and agreements contained in this Agreement respecting sales of Registrable Securities, and except that the foregoing indemnity agreement is subject to the condition that, insofar as it relates to any such untrue statement or alleged untrue statement or omission or alleged omission made in the preliminary prospectus but eliminated or remedied in the amended prospectus on file with the SEC at the time the Registration Statement becomes effective or in the amended prospectus filed with the SEC pursuant to Rule 424(b) or in the prospectus subject to completion under Rule 434 of the Securities Act, which together meet the requirements of Section 10(a) of the Securities Act (the “Final Prospectus”), such indemnity shall not inure to the benefit of any such Holder or any such controlling person, if a copy of the Final Prospectus furnished by the Company to the Holder for delivery was not furnished to the person or entity asserting the loss, liability, claim or damage at or prior to the time such furnishing is required by the Securities Act and the Final Prospectus would have cured the defect giving rise to such loss, liability, claim or damage.
          (b) Each Holder will severally (but not jointly), if Registrable Securities held by such Holder are included in the securities as to which such registration is being effected, indemnify the Company, each of its directors and officers and each person who controls the Company within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened (subject to Section 7.7(c) below), arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in the Registration Statement, prospectus, or any amendment or supplement thereof, incident to any such registration, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in light of the circumstances in which they were made, and will reimburse the Company, such directors and officers and each person controlling the Company for reasonable legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action as incurred, in each case to the extent, but only to the extent, that such untrue statement or omission or allegation thereof is made in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Holder and stated to be specifically for use in preparation of the Registration Statement, prospectus, any amendment or supplement thereof, or other document incident to any such registration, qualification or compliance; provided that the indemnity shall not apply to the extent that such claim, loss, damage or liability results from the fact that a current copy of the prospectus was not made available to the person or entity asserting the loss, liability, claim or damage at or prior to the time such furnishing is required by the Securities Act and the Final Prospectus would have cured the defect giving rise to such loss, claim, damage or liability. Notwithstanding the foregoing, (x) a Holder’s aggregate liability pursuant to this subsection (b) and subsection (d) shall be limited to the net amount received by the Holder from the sale of the Registrable Securities and (y) the Holder shall not be liable to the Company for any consequential damages, including lost profits, solely with respect to losses, claims, damages, liabilities or expenses to which the Company (or any officer, director or controlling person as set forth above) may become subject (under the Securities Act or otherwise), arising out of, or based upon, any failure to comply with the covenants and agreements concerning its sale or other disposition of the Registrable Securities.

22.

          (c) Each party entitled to indemnification under this Section 7.7 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party (at its expense) to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such Indemnified Party’s expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Agreement, unless such failure is materially prejudicial to the Indemnifying Party in defending such claim or litigation. An Indemnifying Party shall not be liable for any settlement of an action or claim effected without its written consent (which consent will not be unreasonably withheld). No Indemnifying Party, in its defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.
          (d) If the indemnification provided for in this Section 7.7 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage or expense referred to therein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party thereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions which resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.
     7.8 (a) Each Holder agrees that, upon receipt of any notice from the Company of the happening of any event requiring the preparation of a supplement or amendment to a prospectus relating to Registrable Securities so that, as thereafter delivered to the Holders, such prospectus shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, each Holder will forthwith discontinue disposition of Registrable Securities pursuant to the Registration Statement and prospectus contemplated by Section 7.2 until its receipt of copies of the supplemented or amended prospectus from the Company and, if so directed by the Company, each Holder shall deliver to the Company all copies, other than permanent file copies then in such Holder’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice.

23.

          (b) For not more than twenty (20) days in any 365-day period, the Company may delay the disclosure of material non-public information concerning the Company, by suspending the offer and sale of the Registrable Securities pursuant to the Registration Statement, the disclosure of which information at the time is not, in the good faith opinion of the Company, in the best interests of the Company (an “Allowed Delay”); provided, that the Company shall promptly (a) notify the Holders in writing of the existence of (but in no event, without the prior written consent of a Holder, shall the Company disclose to such Holder any of the facts or circumstances regarding) material non-public information giving rise to an Allowed Delay, (b) advise the Holders in writing to cease all offers and sales under the Registration Statement until the end of the Allowed Delay and (c) use commercially reasonable efforts to terminate an Allowed Delay as promptly as reasonably practicable. Each Holder hereby covenants that it will not sell any Registrable Securities pursuant to the Registration Statement and the prospectus contained therein during the existence of an Allowed Delay.
          (c) As a condition to the inclusion of its Registrable Securities, each Holder shall furnish to the Company such information regarding such Holder and the distribution proposed by such Holder as the Company may request in writing, including completing a Registration Statement Questionnaire in the form provided by the Company, or as shall be required in connection with any registration referred to in this Article 7.
          (d) Each Holder agrees not to take any action with respect to any distribution deemed to be made pursuant to such Registration Statement which would constitute a violation of Regulation M under the Exchange Act or any other applicable rule, regulation or law.
          (e) At the end of the Registration Period, the Holders shall discontinue sales of shares pursuant to such Registration Statement upon receipt of notice from the Company of its intention to remove from registration the shares covered by such Registration Statement which remain unsold, and such Holders shall notify the Company of the number of shares registered which remain unsold immediately upon receipt of such notice from the Company.
     7.9 With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which at any time permit the sale of the Registrable Securities to the public without registration, so long as the Holders still own Registrable Securities, the Company shall use its commercially reasonable efforts to:
          (a) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times;
          (b) file with the SEC in a timely manner all reports and other documents required of the Company under the Exchange Act; and
          (c) so long as a Holder owns any Registrable Securities, furnish to such Holder, upon any reasonable request, a written statement by the Company as to its compliance with Rule 144 under the Securities Act, and of the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company as such Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing a Holder to sell any such securities without registration.

24.

     7.10 The benefits granted to the Holders by the Company under Section 7.2 may be assigned in full by a Holder in connection with a transfer by such Holder of its Registrable Securities, provided, however, that (i) such transfer may otherwise be effected in accordance with applicable securities laws; (ii) such Holder gives prior written notice to the Company at least 10 days prior to the Filing Date; and (iii) such transferee agrees to comply with the terms and provisions of this Agreement, and such transfer is otherwise in compliance with this Agreement. Except as specifically permitted by this Section 7.10, the rights of a Holder with respect to Registrable Securities as set out herein shall not be transferable to any other Person, and any attempted transfer shall cause all rights of such Holder therein to be forfeited.
     7.11 With the written consent of the Company and the Holders holding at least a majority of the Registrable Securities that are then outstanding, any provision of this Article 7 may be waived (either generally or in a particular instance, either retroactively or prospectively and either for a specified period of time or indefinitely) or amended. Upon the effectuation of each such waiver or amendment, the Company shall promptly give written notice thereof to the Holders, if any, who have not previously received notice thereof or consented thereto in writing.
     7.12 Without the consent of the Holders holding at least a majority of the Registrable Securities, the Company shall not grant any additional registration rights unless such registration rights are pari passu or subordinate to the registration rights provided to the Holders in this Article 7; provided, however, that this Section 7.12 shall be of no force or effect from and after the date that the Registration Statement filed in accordance with Section 7.2 hereof is declared effective.
ARTICLE 8
RIGHT OF FIRST REFUSAL
     8.1 Subsequent Offerings. Subject to applicable securities laws, for a period beginning on the date the Registration Statement to be filed under Section 7.2 hereof is declared effective by the SEC and ending 180 days after such date (but under no circumstances after December 31, 2007) (the “ROFR Period”) each Purchaser or its designated affiliate shall have a right of first refusal to purchase its pro rata share of all Equity Securities (as defined below) that the Company may, during such period, propose to sell and issue, other than the Equity Securities excluded by Section 8.5 hereof. Each Purchaser’s pro rata share is equal to the ratio of (a) the number of shares of Common Stock (including all shares of Common Stock issuable or issued upon the exercise of outstanding warrants, options or other rights to acquire Common Stock) of which such Purchaser is deemed to be a holder immediately prior to the issuance of such Equity Securities to (b) the total number of shares of the Company’s Common Stock (including all shares of Common Stock issued or issuable upon the exercise of any outstanding warrants, options or other rights to acquire Common Stock) held by all of the Purchasers immediately prior to the issuance of the Equity Securities. The term “Equity Securities” shall mean (i) any Common Stock or other security of the Company, (ii) any security convertible into or exercisable or exchangeable for, with or without consideration, any Common Stock or other security (including any option to purchase such a convertible security), (iii) any security carrying any warrant or right to subscribe to or purchase any Common Stock or other security or (iv) any such warrant or right.

25.

     8.2 Exercise of Rights. If the Company proposes to issue any Equity Securities during the ROFR Period, it shall give each Purchaser written notice of its intention, describing the Equity Securities, the price and the terms and conditions upon which the Company proposes to issue the same. Each Purchaser shall have five (5) business days from the receipt of such notice to agree to purchase its pro rata share of the Equity Securities for the price and upon the terms and conditions specified in the notice by giving written notice to the Company and stating therein the quantity of Equity Securities to be purchased. Notwithstanding the foregoing, the Company shall not be required to offer or sell such Equity Securities to any Purchaser who would cause the Company to be in violation of applicable federal securities laws by virtue of such offer or sale.
     8.3 Issuance of Equity Securities to Other Persons. The Company shall have thirty (30) days after delivery of the notice provided pursuant to Section 8.2 to sell the Equity Securities in respect of which any Purchaser’s rights were not exercised, at a price and upon general terms and conditions not more favorable to the purchasers thereof than specified in the Company’s notice to the Purchasers pursuant to Section 8.2 hereof. If the Company has not sold such Equity Securities within thirty (30) days of the notice provided pursuant to Section 8.2, the Company shall not thereafter issue or sell any Equity Securities, without first offering such securities to the Purchasers in the manner provided above.
     8.4 Assignment of Rights of First Refusal. The rights of first refusal of each Purchaser under this Article 8 may be assigned to the same parties or their affiliates, subject to the same restrictions as any transfer of registration rights pursuant to Section 7.10.
     8.5 Excluded Securities. The rights of first refusal established by this Article 8 shall have no application to any of the following Equity Securities:
          (a) Equity Securities issued or to be issued after the date hereof to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary, pursuant to stock purchase or stock option plans or other arrangements that are approved by the Company’s Board of Directors;
          (b) Equity Securities outstanding as of the date of this Agreement, and Equity Securities issued pursuant to any Equity Securities granted after the date of this Agreement, so long as the rights of first refusal established by this Article 8 were complied with, waived, or were inapplicable pursuant to any provision of this Section 8.5 with respect to the initial sale or grant by the Company of such Equity Securities;
          (c) any Equity Securities issued for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination, provided that such transaction is not primarily for capital raising purposes rather than strategic purposes;
          (d) any Equity Securities issued by the Company in connection with any stock dividends, split-ups, recapitalizations, reclassifications, combinations or exchanges of shares, separations, reorganizations, liquidations, or the like;
          (e) any Equity Securities that are issued by the Company in a public offering pursuant to a registration statement filed under the Securities Act; and

26.

           (f) any Equity Securities issued in connection with strategic transactions involving the Company and other entities, including, without limitation (i) joint ventures, partnering, manufacturing, marketing or distribution arrangements or (ii) licensing, intellectual property transfer or development arrangements; provided that such transaction is not substantially for equity financing purposes.
ARTICLE 9
INDEMNIFICATION
     In consideration of each Purchaser’s execution and delivery of this Agreement and its acquisition of the Units hereunder, and in addition to all of the Company’s other obligations under this Agreement, the Company will indemnify and hold harmless each Purchaser and each other holder of the Units and all of their stockholders, officers, directors, employees and direct or indirect Purchasers and any of the foregoing person’s agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (regardless of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by an Indemnitee as a result of, or arising out of, or relating to (a) any breach of any representation or warranty made by the Company in this Agreement (b) any breach of any covenant, agreement or obligation of the Company contained in this Agreement or (c) any cause of action, suit or claim brought against such Indemnitee and arising out of or resulting from the execution, delivery, performance, breach or enforcement of this Agreement by the Company. To the extent that the foregoing undertaking by the Company is unenforceable for any reason, the Company will make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under applicable law.
ARTICLE 10
DEFINITIONS
     10.1 “Bylaws” has the meaning set forth in Section 3.3.
     10.2 “Certificate of Incorporation” has the meaning set forth in Section 3.3.
     10.3 “Closing” has the meaning set forth in Section 1.3.
     10.4 “Closing Date” has the meaning set forth in Section 1.3.
     10.5 “Common Stock” means the common stock, par value $.01 per share, of the Company.
     10.6 “Company” has the meaning set forth in the preamble to this Agreement.
     10.7 “Environmental Laws” has the meaning set forth in Section 3.10.

27.

     10.8 “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     10.9 “Indemnitees” has the meaning set forth in Article 9.
     10.10 “Indemnified Liabilities” has the meaning set forth in Article 9.
     10.11 “Intellectual Property” has the meaning set forth in Section 3.8.
     10.12 “Material Adverse Effect” means a material adverse effect on (a) the business, operations, assets or financial condition of the Company or (b) the ability of the Company to perform its obligations pursuant to the transactions contemplated by this Agreement, other than the following in and of themselves, either alone or in combination, none of which shall be taken into account in determining whether there has been or will be a Material Adverse Effect: (w) any adverse change, effect or occurrence attributable to the United States economy as a whole or the Company’s industry, which change, effect or occurrence does not have a disproportionate effect on the Company relative to the United States economy as a whole or the Company’s industry, as applicable, (x) any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation or armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing, (y) any change in accounting requirements or principles or any change in applicable laws, rules or regulations, or (z) any effect resulting from the announcement or pendency of the Closing.
     10.13 “NASD” has the meaning set forth in Section 3.19.
     10.14 “Nasdaq” means the Nasdaq Global Market.
     10.15 “Offering” has the meaning set forth in Recital A.
     10.16 “Penalty” has the meaning set forth in Section 7.4.
     10.17 “Purchasers” mean the Purchasers whose names are set forth on the signature pages of this Agreement, and their permitted transferees.
     10.18 “Purchase Price” has the meaning set forth in Section 1.1.
     10.19 “Registration Default” has the meaning set forth in Section 7.4.
     10.20 “Regulation D” means Regulation D as promulgated under by the SEC under the Securities Act.
     10.21 “Rule 144” means Rule 144 promulgated under the Securities Act, or any successor rule.
     10.22 “SEC” means the United States Securities and Exchange Commission.
     10.23 “SEC Documents” has the meaning set forth in Section 3.6.

28.

     10.24 “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder, or any similar successor statute.
     10.25 “Shares” has the meaning set forth in Section 1.1.
     10.26 “Share Purchase Price” has the meaning set forth in Section 1.1.
     10.27 “to the Company’s knowledge” and variations thereon mean the actual knowledge of the executive officers (as defined in Rule 405 under the Securities Act) of the Company, after due inquiry.
     10.28 “Units” has the meaning set forth in Section 1.1.
     10.29 “Warrant Shares” has the meaning set forth in Section 3.4.
     10.30 “Warrants” has the meaning set forth in Section 1.1.
ARTICLE 11
GOVERNING LAW; MISCELLANEOUS
     11.1 Governing Law; Jurisdiction. This Agreement will be governed by and interpreted in accordance with the laws of the State of California without regard to the principles of conflict of laws. The parties hereto hereby submit to the exclusive jurisdiction of the United States federal and state courts located in the County of Orange, State of California with respect to any dispute arising under this Agreement or the transactions contemplated hereby or thereby.
     11.2 Counterparts; Signatures by Facsimile. This Agreement may be executed in two or more counterparts, all of which are considered one and the same agreement and will become effective when counterparts have been signed by each party and delivered to the other parties. This Agreement, once executed by a party, may be delivered to the other parties hereto by facsimile transmission of a copy of this Agreement bearing the signature of the party so delivering this Agreement.
     11.3 Headings. The headings of this Agreement are for convenience of reference only, are not part of this Agreement and do not affect its interpretation.
     11.4 Severability. If any provision of this Agreement is invalid or unenforceable under any applicable statute or rule of law, then such provision will be deemed modified in order to conform with such statute or rule of law. Any provision hereof that may prove invalid or unenforceable under any law will not affect the validity or enforceability of any other provision hereof.
     11.5 Entire Agreement; Amendments. This Agreement (including all schedules and exhibits hereto) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and thereof. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement supersedes all prior agreements and understandings among the parties hereto with respect to the

29.

subject matter hereof. No provision of this Agreement may be waived or amended other than by an instrument in writing signed by the party to be charged with enforcement.
     11.6 Notices. Any notices required or permitted to be given under the terms of this Agreement must be sent by certified or registered mail (return receipt requested) or delivered personally or by courier (including a recognized overnight delivery service) and will be effective five days after being placed in the mail, if mailed by regular U.S. mail, or upon receipt, if delivered personally, or by courier (including a recognized overnight delivery service), in each case addressed to a party. The addresses for such communications are:

If to the Company:	IDM Pharma, Inc. 9 Parker, Suite 100 Irvine, CA 92618 Attn: Chief Executive Officer

With a copy to:	Cooley Godward Kronish llp 4401 Eastgate Mall San Diego, CA 92121 Attn: L. Kay Chandler, Esq.
     If to a Purchaser: To the address set forth immediately below such Purchaser’s name on the signature pages hereto. Each party will provide written notice to the other parties of any change in its address.
     11.7 Successors and Assigns. This Agreement is binding upon and inures to the benefit of the parties and their successors and assigns. The Company will not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Purchasers, and no Purchaser may assign this Agreement or any rights or obligations hereunder without the prior written consent of the Company.
     11.8 Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto, their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.
     11.9 Further Assurances. Each party will do and perform, or cause to be done and performed, all such further acts and things, and will execute and deliver all other agreements, certificates, instruments and documents, as another party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.
     11.10 No Strict Construction. The language used in this Agreement is deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.
     11.11 Equitable Relief. The Company recognizes that, if it fails to perform or discharge any of its obligations under this Agreement, any remedy at law may prove to be

30.

inadequate relief to the Purchasers. The Company therefore agrees that the Purchasers are entitled to seek temporary and permanent injunctive relief in any such case. Each Purchaser also recognizes that, if it fails to perform or discharge any of its obligations under this Agreement, any remedy at law may prove to be inadequate relief to the Company. Each Purchaser therefore agrees that the Company is entitled to seek temporary and permanent injunctive relief in any such case.
     11.12 Waiver of Conflict. Each party to this Agreement acknowledges that Cooley Godward Kronish llp (“Cooley”), outside general counsel to the Company, has in the past performed and is or may now or in the future represent one or more Purchasers or their affiliates in matters unrelated to the Offering, including representation of such Purchasers or their affiliates in matters of a similar nature to the Offering. The applicable rules of professional conduct require that Cooley inform the parties hereunder of this representation and obtain their consent. Cooley has served as outside general counsel to the Company and has negotiated the terms of the Offering solely on behalf of the Company. It is the belief of Cooley that these terms and conditions represent an arm’s length transaction between the Company and Purchasers. Each of the Company and each Purchaser hereby (a) acknowledges that it has had an opportunity to ask for and have obtained information relevant to such representation, including disclosure of the reasonably foreseeable adverse consequences of such representation; (b) acknowledges that with respect to the Offering, Cooley has represented solely the Company, and not any Purchaser or any stockholder, director or employee of the Company or any Purchaser; and (c) gives its informed consent to Cooley’s representation of the Company in the Offering.
     11.13 Independent Action. Nothing contained herein, and no action taken by any Purchaser, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated hereby, provided that such obligations or the transactions contemplated hereby may be modified, amended or waived in accordance with the terms of this Agreement. Each Purchaser shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement (provided, that such rights may be modified, amended or waived in accordance with the terms of this Agreement), and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.

31.

     In Witness Whereof, the undersigned Purchasers and the Company have caused this Agreement to be duly executed as of the date first above written.

IDM Pharma, Inc.
By:	/s/ Jean-Loup Romet-Lemonne
	Name:	Jean-Loup Romet-Lemonne
	Title:	Chief Executive Officer
	Address:	9 Parker, Suite 100 Irvine, CA 92618 Facsimile: (949) 470-6439

Unit Purchase Agreement
Signature Page

Purchaser Palo Alto Healthcare Master Fund, L.P.
By:	/s/ Mark Shamia
Mark Shamia
Chief Operating Officer Palo Alto Investors, LLC

Address:
470 University Avenue
Palo Alto, California 94301
Unit Purchase Agreement
Signature Page

Purchaser Micro Cap Partners, L.P.
By:	/s/ Mark Shamia
Mark Shamia
Chief Operating Officer Palo Alto Investors, LLC

Address:
470 University Avenue
Palo Alto, California 94301
Unit Purchase Agreement
Signature Page

Purchaser Palo Alto Fund II, L.P.
By:	/s/ Mark Shamia
Mark Shamia
Chief Operating Officer Palo Alto Investors, LLC

Address:
470 University Avenue
Palo Alto, California 94301
Unit Purchase Agreement
Signature Page

Purchaser Palo Alto Healthcare Fund II, L.P.
By:	/s/ Mark Shamia
Mark Shamia
Chief Operating Officer Palo Alto Investors, LLC

Address:
470 University Avenue
Palo Alto, California 94301
Unit Purchase Agreement
Signature Page

Purchaser Alta Embarcadero BioPharma Partners III, LLC
By:	/s/ Alix Marduel
Alix Marduel
Manager

Address:
One Embarcadero Center Drive
Suite 3700
San Francisco, CA 94111 USA
Unit Purchase Agreement
Signature Page

Purchaser Alta BioPharma Partners III GmbH & Co. Beteiligungs KG
By:	Alta BioPharma Management III, LLC

By:	/s/ Alix Marduel
Alix Marduel
Director

Address:
One Embarcadero Center Drive
Suite 3700
San Francisco, CA 94111 USA
Unit Purchase Agreement
Signature Page

Purchaser Alta BioPharma Partners III, L.P.
By:	Alta BioPharma Management III, LLC

By:	/s/ Alix Marduel
Alix Marduel
Director

Address:
One Embarcadero Center Drive
Suite 3700
San Francisco, CA 94111 USA
Unit Purchase Agreement
Signature Page

Purchaser IDM Chase Partners (Alta Bio), LLC
By:	Alta/Chase BioPharma Management, LLC

By:	/s/ Alix Marduel
Alix Marduel
Member

Address:
One Embarcadero Center Drive
Suite 3700
San Francisco, CA 94111 USA
Unit Purchase Agreement
Signature Page

Purchaser Alta Embarcadero BioPharma Partners, LLC
By:	/s/ Alix Marduel
Alix Marduel
Member

Address:
One Embarcadero Center Drive
Suite 3700
San Francisco, CA 94111 USA
Unit Purchase Agreement
Signature Page

Purchaser Alta BioPharma Partners, L.P.
By:	Alta BioPharma Management, LLC

By:	/s/ Alix Marduel
Alix Marduel
Managing Director

Address:
One Embarcadero Center Drive
Suite 3700
San Francisco, CA 94111 USA
Unit Purchase Agreement
Signature Page

Purchaser Vivo Ventures Fund V, L.P.
By:	/s/ Frank Kung
Frank Kung
Managing Member of Vivo Ventures V, LLC, its General Partner

Address:
Vivo Ventures
575 High Street, Suite 201
Palo Alto, California 94301
Unit Purchase Agreement
Signature Page

Purchaser Vivo Ventures V Affiliates Fund, L.P.
By:	/s/ Frank Kung
Frank Kung
Managing Member of Vivo Ventures V, LLC, its General Partner

Address:
Vivo Ventures
575 High Street, Suite 201
Palo Alto, California 94301
Unit Purchase Agreement
Signature Page

Purchaser BioAsia Crossover Fund, L.P.
By:	/s/ Frank Kung
Frank Kung
Managing Member of BioAsia Investments IV, LLC, its General Partner

Address:
Vivo Ventures
575 High Street, Suite 201
Palo Alto, California 94301
Unit Purchase Agreement
Signature Page

EXHIBIT A
SCHEDULE OF PURCHASERS

			Aggregate Purchase
Purchaser	Shares	Warrants	Price
Palo Alto Healthcare Master Fund, L.P. 470 University Ave Palo Alto, CA 94301 Phone (650) 325-0772 Fax (650) 325-5028	1,638,000	280,678	$4,625,334.92

Micro Cap Partners, L.P. 470 University Ave Palo Alto, CA 94301 Phone (650) 325-0772 Fax (650) 325-5028	1,071,000	183,520	$3,024,257.44

Palo Alto Fund II, L.P. 470 University Ave Palo Alto, CA 94301 Phone (650) 325-0772 Fax (650) 325-5028	252,000	43,181	$711,589.98

Palo Alto Healthcare Fund II, L.P. 470 University Ave Palo Alto, CA 94301 Phone (650) 325-0772 Fax (650) 325-5028	189,000	32,386	$533,692.49

Alta BioPharma Partners, L.P. One Embarcadero Center 37th Floor San Francisco, CA 94111 Phone (415) 362-4022 Fax (415) 362-6178	220,126	37,719	$621,585.14

IDM Chase Partners (AltaBio), LLC One Embarcadero Center 37th Floor San Francisco, CA 94111 Phone (415) 362-4022 Fax (415) 362-6178	125,713	21,541	$354,984.56

			Aggregate Purchase
Purchaser	Shares	Warrants	Price
Alta Embarcadero BioPharma Partners, LLC One Embarcadero Center 37th Floor San Francisco, CA 94111 Phone (415) 362-4022 Fax (415) 362-6178	8,297	1,421	$23,428.80

Alta BioPharma Partners III, L.P. One Embarcadero Center 37th Floor San Francisco, CA 94111 Phone (415) 362-4022 Fax (415) 362-6178	648,718	111,160	$1,831,830.28

Alta BioPharma Partners III GmbH & Co. Beteiligungs KG One Embarcadero Center 37th Floor San Francisco, CA 94111 Phone (415) 362-4022 Fax (415) 362-6178	43,567	7,465	$123,023.17

Alta Embarcadero BioPharma Partners III, LLC One Embarcadero Center 37th Floor San Francisco, CA 94111 Phone (415) 362-4022 Fax (415) 362-6178	15,987	2,739	$45,143.60

Vivo Ventures Fund V, L.P. 575 High Street, Suite 201 Palo Alto, CA 94301 Phone (650) 688-0818 Fax (650) 688-0815	318,612	54,595	$899,686.93

Vivo Ventures V Affiliates Fund, L.P. 575 High Street, Suite 201 Palo Alto, CA 94301 Phone (650) 688-0818 Fax (650) 688-0815	3,739	640	$10,558.06

BioAsia Crossover Fund, L.P. 575 High Street, Suite 201 Palo Alto, CA 94301 Phone (650) 688-0818 Fax (650) 688-0815	32,236	5,523	$91,027.03
Total	4,566,995	782,568	$12,896,142.40

EXHIBIT B
WARRANT

EXHIBIT C
BANK OF AMERICA
WIRE TRANSFER INSTRUCTIONS
The following information is provided to assist clients in routing wire transfers TO Bank of America in the most expeditious manner.
Bank of America Contact: Lolita Tagulao PH: (800) 545-0232 or (510) 873-5832 FX: (510) 873-5805
DOMESTIC WIRE TRANSFER:
Bank of America
ABA# 026009593
Acct# 86666-10507
FFC: IDM Pharma, Inc., Acct # 72-40-400-7569840
INTERNATIONAL WIRE TRANSFER:
Instruct the paying financial institution to advise their U.S. correspondent to pay as follows:
Bank of America
ABA# 026009593
Swift Code: BOFAUS3N
Acct# 86666-10507
FFC: IDM Pharma, Inc., Acct # 72-40-400-7569840

EXHIBIT D
INVESTOR QUESTIONNAIRE AND
INSTRUCTION SHEET FOR PURCHASER
Complete the following items in connection with the Unit Purchase Agreement:
1.	Provide the information regarding the Purchaser requested on the signature page. The Unit Purchase Agreement must be executed by an individual authorized to bind the Purchaser.

2.	Exhibit D-1 — Stock Certificate Questionnaire:
Provide the information requested by the Stock Certificate Questionnaire.
3.	Exhibit D-2 — Registration Statement Questionnaire:
Provide the information requested by the Registration Statement Questionnaire.
4.	Exhibit D-3 — Purchaser Certificate:
Provide the information requested by the Certificate for Individual Purchasers or the Certificate for Corporate, Partnership, Trust, Foundation and Joint Purchasers, as applicable.
5.	Return the signed Unit Purchase Agreement to:
Deborah R. Cravets
Cooley Godward Kronish llp
4401 Eastgate Mall
San Diego, California 92121
Fax: 858.550.6420

1.

Exhibit D-1
IDM PHARMA, INC.
STOCK CERTIFICATE QUESTIONNAIRE
In connection with the stock certificates to be delivered pursuant to Section 1.2 of the Agreement, please provide us with the following information:

1.	The exact name that the Shares are to be registered in (this is the name that will appear on the stock certificate(s)). You may use a nominee name if appropriate:

2.	The relationship between the Purchaser of the Shares and the registered holder listed in response to item 1 above:

3.	The mailing address of the registered holder listed in response to item 1 above:

4.	The Tax Identification Number of the registered holder listed in response to item 1 above:

1

Exhibit D-2
IDM PHARMA, INC.
REGISTRATION STATEMENT QUESTIONNAIRE
     In connection with the preparation of the Registration Statement, please provide us with the following information regarding the Purchaser.
A. General Information
1.	Please state your name or your organization’s name exactly as it should appear in the Registration Statement:

2.	Have you or your organization had any position, office or other material relationship within the past three years with the Company or its affiliates?
☐ Yes     ☐ No
     If yes, please indicate the nature of any such relationships below:

B.  Securities Holdings
     Please fill in all blanks in the following questions related to your beneficial ownership of the Company’s capital stock. Generally, the term “beneficial ownership” refers to any direct or indirect interest in the securities which entitles you to any of the rights or benefits of ownership, even though you may not be the holder of record of the securities. For example, securities held in “street name” over which you exercise voting or investment power would be considered beneficially owned by you. Other examples of indirect ownership include ownership by a partnership in which you are a partner or by an estate or trust of which you or any member of your immediate family is a beneficiary. Ownership of securities held in the names of your spouse, minor children or other relatives who live in the same household may be attributed to you.

     Please note: If you have any reason to believe that any interest in securities of the Company which you may have, however remote, is a beneficial interest, please describe such interest. For purposes of responding to this questionnaire, it is preferable to err on the side of inclusion rather than exclusion. Where the SEC’s interpretation of beneficial ownership would require disclosure of your interest or possible interest in certain securities of the Company, and you believe that you do not actually possess the attributes of beneficial ownership, an appropriate response is to disclose the interest and at the same time disclaim beneficial ownership of the securities.

1.	As of February 16, 2006, I owned outright (including shares registered in my name individually or jointly with others, shares held in the name of a bank, broker, nominee, depository or in “street name” for my account), the following number of shares of the Company’s capital stock: .

2.	In addition to the number of shares I own outright as indicated by my answer to question B(1), as of February 16, 2006, I had or shared voting power or investment power, directly or indirectly, through a contract, arrangement, understanding, relationship or otherwise, over the following number of shares of the Company’s capital stock: .
     If the answer to this question B(2) was not “zero,” please complete the following: with whom shared; and the nature of the relationship and any underlying voting trust agreement, investment arrangement or the like:
Shared Voting Power:

Number of Shares	With Whom Shared	Nature of Relationship

Shared Investment Power:

Number of Shares	With Whom Shared	Nature of Relationship

3.	As of April 17, 2006, I will have the right to acquire shares of the Company’s capital stock pursuant to outstanding stock options issued under the Company’s stock option plans and shares pursuant to the exercise of outstanding warrants (none, indicated by “0” above).

Options and Warrants
Class	Number of Shares

4.	Please identify the natural person or persons who have voting and/or investment control over the Company’s securities that you own, and state whether such person(s) disclaims beneficial ownership of the securities. For example, if you are a general partnership, please identify the general partners in the partnership.

C. NASD Questions
     1. Are you (i) a “member”1 of the National Association of Securities Dealers, Inc. (the “NASD”), (ii) an “affiliate”2 of a member of the NASD, (iii) a “person associated with a member” or an “associated person of a member”3 of the NASD or (iv) an immediate family member4 of any of the foregoing persons? If yes, please identify the member and describe such relationship (whether direct or indirect), and please respond to Question Number 2 below; if no, please proceed directly to Question Number 3.
Yes                          No
Description:

[1]	NASD defines a “member” as any broker or dealer admitted to membership in the NASD, or any officer or partner or branch manager of such a member, or any person occupying a similar status or performing a similar function for such a member.

[2]	The term “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is in common control with, the person specified. Persons who have acted or are acting on behalf of or for the benefit of a person include, but are not necessarily limited to, directors, officers, employees, agents, consultants and sales representatives. The following should apply for purposes of the foregoing:

(i)	a person should be presumed to control a Member if the person beneficially owns 10 percent or more the outstanding voting securities of a Member which is a corporation, or beneficially owns a partnership interest in 10 percent or more of the distributable profits or losses of a Member which is a partnership;

(ii)	a Member should be presumed to control a person if the Member and Persons Associated With a Member beneficially own 10 percent or more of the outstanding voting securities of a person which is a corporation, or beneficially own a partnership interest in 10 percent or more of the distributable profits or losses of a person which is a partnership;

(iii)	a person should be presumed to be under common control with a Member if:

(1)	the same person controls both the Member and another person by beneficially owning 10 percent or more of the outstanding voting securities of a Member or person which is a corporation, or by beneficially owning a partnership interest in 10 percent or more of the distributable profits or losses of a Member or person which is a partnership; or

(2)	a person having the power to direct or cause the direction of the management or policies of the Member or such person also has the power to direct or cause the direction of the management or policies of the other entity in question.

[3]	The NASD defines a “person associated with a member” or an “associated person of a member” as being every sole proprietor, partner, equity owner, officer, director or branch manager of any member, or any natural person occupying a similar status or performing similar functions, or any natural person engaged in the investment banking or securities business who directly or indirectly controls or is controlled by such member (for example, any employee), whether or not any such person is registered or exempt from registration with the NASD.

[4]	Immediate family includes parents, mother-in-law, father-in-law, husband or wife, brother or sister, brother-in-law or sister-in-law, son-in-law or daughter-in-law, and children, or any other person who is supported, directly or indirectly, to a material extent, by a person associated with a member of the NASD or any other broker/dealer.

     2. If you answered “yes” to Question Number 1, please furnish any information as to whether any such member intends to participate in any capacity in the public offering, including the details of such participation:
Description:
     3. Are you or have you been an “underwriter or related person”5 or a person associated with an underwriter or related person, including, without limitation, with respect to the proposed public offering? If yes, please identify the underwriter or related person and describe such relationship (whether direct or indirect).
Yes                          No
Description:
     4. If known, please describe in detail any underwriting compensations, arrangements or dealings entered into during the previous twelve months, or proposed to be consummated in the next twelve months, between (i) any underwriter or related person, member of the NASD, affiliate of a member of the NASD, person associated with a member or associated person of a member of the NASD or any immediate family member thereof, on the one hand, and (ii) the Company, or any director, officer or stockholder thereof, on the other hand, which provides for the receipt of any item of value and/or the transfer of any warrants, options or other securities from the Company to any such person (other than the information relating to the arrangements with any investment firm or underwriting organization which may participate in the proposed public offering).
Description:
     5. Have you purchased the securities in the ordinary course of business ?
Yes                          No

[5]	The term “underwriter or related person” includes underwriters, underwriters’ counsel, financial consultants and advisors, finders, members of the selling or distribution group, and any and all other persons associated with or related to any of such persons, including members of the immediate family of such persons.

The answers to the foregoing questions are correctly stated to the best of my information and belief. I shall advise Deborah R. Cravets at 858.550.6417 promptly of any changes in the foregoing information prior to the effectiveness of the Registration Statement.

(Print name of Holder)

(Signature)

By:
(Name and title of signatory, if stockholder is an entity)

(Date)

Exhibit D-3
IDM PHARMA, INC.
CERTIFICATE FOR INDIVIDUAL PURCHASERS
     If the investor is an individual Purchaser (or married couple) the Purchaser must complete, date and sign this Certificate.
Certificate
     I certify that the representations and responses below are true and accurate:
     In order for the Company to offer and sell the Units in conformance with state and federal securities laws, the following information must be obtained regarding your investor status. Please initial each category applicable to you as an investor in the Company.
           (1) A natural person whose net worth1, either individually or jointly with such person’s spouse exceeds $1,000,000;
           (2) A natural person who had an income2 in excess of $200,000, or joint income with the person’s spouse in excess of $300,000, in 2005 and 2006, and reasonably expects to have individual income reaching the same level in 2007;
           (3) An executive officer or director of the Company.

Date:

Name(s) of Purchaser

Signature

Signature

[1]	For purposes of this Certificate, “net worth” means the excess of total assets at fair market value over total liabilities, except that the principal residence owned by a natural person shall be valued either (a) at cost, including the cost of improvements, net of current encumbrances upon the property, or (b) at the appraised value of the residence as determined upon a written appraisal used by an institutional lender making a loan to the individual secured by the property, including the cost of subsequent improvements, net of current encumbrances upon the property. As used in the preceding sentence, “institutional lender” means a bank, savings and loan company, industrial loan company, credit union or personal property broker or a company whose principal business is as a lender of loans secured by real property and which has such loans receivable in the amount of $2,000,000 or more.

[2]	For purposes of this Certificate, “income” means adjusted gross income, as reported for federal income tax purposes, increased by the following amounts: (a) the amount of any tax exempt interest income received, (b) the amount of losses claimed as a limited partner in a limited partnership, (c) any deduction claimed for depletion, (d) amounts contributed to an IRA or Keogh retirement plan, (e) alimony paid, and (f) any amounts by which income from long-term capital gains has been reduced in arriving at adjusted gross income pursuant to the provisions of Section 1202 of the Internal Revenue Code.

1.

Exhibit D-3
IDM PHARMA, INC.
CERTIFICATE FOR CORPORATE, PARTNERSHIP,
TRUST, FOUNDATION, AND JOINT PURCHASERS
     If the investor is a corporation, partnership, trust, pension plan, foundation, joint purchaser (other than a married couple) or other entity, an authorized officer, partner, or trustee must complete, date and sign this Certificate.
Certificate
     The undersigned certifies that the representations and responses below are true and accurate:
     (a) The investor has been duly formed and is validly existing and has full power and authority to invest in the Company. The person signing on behalf of the undersigned has the authority to execute and deliver the Unit Purchase Agreement on behalf of the Purchaser and to take other actions with respect thereto.
     (b) Indicate the form of entity of the undersigned:

☐	Limited Partnership

☐	General Partnership

☐	Corporation

☐	Revocable Trust (identify each grantor and indicate under what circumstances the trust is revocable by the grantor:

(Continue on a separate piece of paper, if necessary.)

☐	Other Type of Trust (indicate type of trust and, for trusts other than pension trusts, name the grantors and beneficiaries:

(Continue on a separate piece of paper, if necessary.)

☐	Other form of organization (indicate form of organization ( ).
     (c) Indicate the approximate date the undersigned entity was formed:                     .

1.

     (d) In order for the Company to offer and sell the Units in conformance with state and federal securities laws, the following information must be obtained regarding your investor status. Please initial each category applicable to you as an investor in the Company.
           (1) A bank as defined in Section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity;
           (2) A broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934;
           (3) An insurance company as defined in Section 2(13) of the Securities Act;
           (4) An investment company registered under the Investment Company Act of 1940 or a business development company as defined in Section 2(a)(48) of that Act;
           (5) A Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958;
           (6) A plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000;
           (7) An employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;
           (8) A private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940;
           (9) An organization described in Section 501(c)(3) of the Internal Revenue Code, a corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the Units, with total assets in excess of $5,000,000;
           (10) A trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the Units, whose purchase is directed by a sophisticated person who has such knowledge and experience in financial and business matters that such person is capable of evaluating the merits and risks of investing in the Company;
           (11) An entity in which all of the equity owners qualify under any of the above subparagraphs. If the undersigned belongs to this investor category only, list

2.

the equity owners of the undersigned, and the investor category which each such equity owner satisfies:

(Continue on a separate piece of paper, if necessary.)

Dated:

Name of investor

Signature and title of authorized officer, partner or trustee

3.

EXHIBIT E
FORM OF LEGAL OPINION